Exhibit 6.4

ASSIGNMENT

The Assignor is Mr. Jaeson Bang, an individual, residing at 910 Woodbridge Court, Safety Harbor, Florida 34695, which owns certain United States and foreign patent applications and inventions described and embodied therein, including certain United States provisional and non-provisional patent applications and certain international applications, including:

Attorney Docket No.	Application Type	Application Serial No:	Filing Date
OCL-001-PR1	U.S. Provisional Application	62/853,899	May 29, 2019
OCL-001-PCT	International Application (PCT)	PCT/US20/35171	May 29, 2020

Table 1 – Patent Applications

The Assignee is Oracle Health, Inc., organized and existing under the laws of the State of Florida, having a place of business at 910 Woodbridge Court, Safety Harbor, Florida 34695.

The Assignor desires to fully transfer all of its right, title, and interest in and to certain intellectual property assets, including the patent applications listed in Table 1 above and the inventions described and embodied therein, and Assignee desires to receive all of Assignor’s right, title, and interest in and to such intellectual property assets, with a consideration of one hundred dollars ($100), payable in cash.

NOW THEREFORE, for good and valuable consideration, receipt and sufficiency of which is hereby acknowledged by Assignor, the Assignor does hereby sell, assign, and transfer unto the Assignee its entire right, title, and interest in and throughout the United States of America (including its territories and dependencies) and all countries foreign thereto, in and to and under said applications (which term shall include hereinafter where the context so admits all non-provisional, divisional, continuing, reissue, and other patent applications based thereon) and the inventions (which term shall include each and every such invention, or part thereof) therein described, and any and all patents, registrations, and like rights of exclusion (including extensions thereof) of any country which may be granted on or for said inventions or on said application, for one hundred dollars ($100), payable in cash;

And for the same consideration, the Assignor does also hereby sell, assign, and transfer unto the Assignee, all of its rights under the International Convention for the Protection of Industrial Property, the Hague Convention, the Patent Cooperation Treaty, and all other treaties of like purpose in respect of said inventions and said applications, and the Assignor does hereby authorize the Assignee to apply, in Assignor’s name, its own name, or its designee name, for patents and like rights of exclusion on or for said inventions in all countries, claiming (if the Assignee so desires) the priority of the filing date of said applications under the provisions of said Convention, Treaty or any such other Convention or Treaty;

And for the same consideration, the Assignor does hereby agree for itself and for its officers, directors, board members, employees, administrators, executors, and successors, to promptly upon request of the Assignee execute and deliver without further compensation any power of attorney, assignment, or any other lawful document and provide any further assurances that may be deemed necessary or desirable by the Assignee to fully secure or enforce said aforesaid right, title, and interest in and to said inventions, applications, registrations, patents, and like rights of exclusion (including extensions thereof), at the expense of the Assignee, its successors, or assigns;

And the Assignor hereby grants to Assignee its power of attorney to execute documents and take any and all other lawful actions necessary to prosecute said patents applications, and to secure, enforce, and exploit Assignee’s rights in and to said inventions, applications, registrations, patents, and like rights of exclusion (including extensions thereof), in the United States and in foreign countries;

And the Assignor does hereby authorize and request the Commissioner of Patents and Trademarks of the United States of America and the corresponding Office or Official of each country foreign thereto to issue to the Assignee, and in the Assignee’s name, any and all patents and like rights of exclusion which may be granted in any country upon said applications on or for said inventions;

And the Assignor does hereby covenant for itself and its legal representatives and agree with the Assignee, that the Assignor has granted no right or license to make, use, or sell said inventions to anyone except the Assignee, and that prior to the execution of this assignment and deed, Assignor’s right, title, and interest in and to said inventions and applications has not been otherwise encumbered by Assignor, and that the Assignor has not executed and will not execute any instruments in conflict herewith.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the 19th day of April, 2021.

By: /s/ Jaeson Bang
Name: Jaeson Bang

Address: 910 Woodbridge Ct
Safety Harbor, FL 34695

ORACLE HEALTH, INC.

By: /s/ Jaeson Bang
Name: Jaeson Bang
Title: Chief Executive Officer

Address: 910 Woodbridge Ct
Safety Harbor, FL 34695